EXHIBIT 10.2

AMENDMENT No. 1
TO THE
FOURTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
HAMILTON LANE ADVISORS, L.L.C.

This AMENDMENT No. 1 TO THE FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF HAMILTON LANE ADVISORS, L.L.C. is entered into as of February 26, 2018 by Hamilton Lane Incorporated (the “Managing Member”). Capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed to them in that certain Fourth Amended and Restated Limited Liability Company Agreement of Hamilton Lane Advisors, L.L.C., dated as of March 6, 2017, by and among the Managing Member, Hamilton Lane Advisors, Inc., the Company, Hamilton Lane Advisors, L.L.C., HL Management Investors, LLC, HLA Investments, LLC and the other persons and entities party thereto (the “Operating Agreement”).

WHEREAS, the Managing Member has the right to amend the Operating Agreement;

WHEREAS, the Operating Agreement contemplates tax distributions being made to its members;

WHEREAS, the Managing Members wishes to amend the Operating Agreement so that tax distributions are made pro rata according to the relative ownership of members transferring membership interests;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	Section 6.4(a) of the Operating Agreement is hereby amended and restated in its entirety to read as follows:

(a)      Subject to the limitations set forth in any indenture or other credit, or other financing and warehousing or similar agreement governing indebtedness or other liabilities of the Company or any of its subsidiaries, and subject to Section 6.4(c), as soon as practicable following the end of each Quarterly Estimated Tax Period of each Taxable Year, the Company shall, to the extent of available cash of the Company, make a distribution in cash (each, a “Tax Distribution”), pro rata in accordance with the Percentage Interests in effect on the date of such Tax Distribution, after adjusting for distributions required under Section 6.4(c) and considering offsetting impact to distributions to transferees, in an amount equal to the greater of (1) the excess of (i) (x) the taxable income of the Company attributable to such period and all prior Quarterly Estimated Tax Periods in such Taxable Year, based upon (I) the information returns filed by the Company, as amended or adjusted to date, and (II) estimated amounts, in the case of periods for which the Company has not yet filed information returns (determined by disregarding any adjustment to the taxable income of any Member that arises under Code section 743(b) and is attributable to the acquisition by such Member of an interest in the Company in a transaction described in Code section 743(a)), multiplied by (y) the Assumed Tax Rate, over (ii) the aggregate amount of distributions made by the Company with respect to such Taxable Year (treating any Tax Distribution made with respect to income for such Taxable Year, regardless of when made, and any distribution other than a Tax Distribution made during such Taxable Year, as being made with respect to such Taxable Year) or (2) the amount necessary when paid to all the Members pro rata that will result in a payment to HLI sufficient to enable HLI to pay its actual tax liabilities (including estimated taxes) and all its other expenses and liabilities (including, but not limited to, its obligations under the Tax Receivable Agreement).

2.	Section 6.4 of the Operating Agreement is hereby further amended by inserting the following as new subsection (c):

(c)    In the event of a Transfer of an Interest, the Transferor of the Interest shall (unless otherwise agreed between the Transferor and Transferee) retain the right under this Section 6.4 to receive any Tax Distribution or Tax Distributions attributable to the taxable income of the Company that is allocable to the Transferor of the Interest for any period and any portion thereof that ends on or before the date of the Transfer, and the amounts otherwise distributable to the Transferor under Section 6.4(a) and Section 6.4(b) shall be appropriately adjusted. In the event that there is a negative True-Up Amount under Section 6.4(b) that is attributable to such Interest and such periods, then such negative True-Up Amount shall be treated as a Tax Distribution to the Transferor for the following Taxable Year; and if such negative True-Up Amount exceeds the amount distributable under Section 6.4(a) for such following Taxable Year to the Transferor with respect to the Transferor’s remaining Interest in the Company (if any) at that time, then the Transferor shall be required to contribute such excess negative True-Up Amount to the Company within ten Business Days of being notified of such amount by the Company.

3.	Section 10.7 of the Operating Agreement is hereby amended and restated in full to read as follows:

10.7    Capital Account; Percentage Interest. Any Transferee of a Member under this Article 10 shall, subject to Section 6.4(c) and the last sentence of Section 10.1, succeed to the portion of the Capital Account and Percentage Interest so Transferred to such Transferee.

4.
Except as explicitly modified by Sections 1 through 3 above, the other provisions, terms and conditions of the Operating Agreement are and will remain in full force and effect. On and after the Effective Date, each reference in the Operating Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Operating Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Operating Agreement, will mean and be a reference to the Operating Agreement as amended by this Amendment.

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IN WITNESS WHEREOF, the undersigned Managing Member has caused this Amendment No. 1 to be duly executed and delivered as of the date first set forth above.

HAMILTON LANE INCORPORATED

By:	/s/ Lydia A. Gavalis
Name: Lydia A. Gavalis
Title: General Counsel and Secretary